Enterprise Financial Services Corp

Moderator: Peter Benoist
January 23, 2014
2:30 p.m. CT
Operator
Good day and welcome to the Enterprise Financial Services earnings conference call. (Operator Instructions) At this time, I'd like to turn the conference over to Mr. Peter Benoist. Please go ahead sir.
Peter Benoist
Thank you, Jessica, and good afternoon, everyone, and thank you for joining our Q4 earnings call. I'd like to remind all listeners that during this call, we will be making forward-looking statements, actual results may differ materially from the results contemplated in our forward statements, as a result of various important factors, including those described in our 2012 Annual Report, on form 10-K and in subsequent filings with the SEC.
Forward-looking statements speak only as of today Thursday, January 23, 2014, and the company undertakes no obligation to update them in light of new information or future events. I'd also like to remind you that you can find a copy of our fourth quarter press release, which includes reconciliations of non-GAAP financial measures referred to in this conference call in the Investor Relations section of our website.
I am joined by Keene Turner and Steve Marsh, and have also invited Scott Goodman, who runs our bank to join us to give you some perspective on the current business climate in our markets.
We reported record net income and earnings per share in 2013. Our reported $1.73 per share was up 26% over the prior year. More importantly, our core operating results, netting out the positive impact of the loss share book, were up 30% over 2012, and currently represent 70% of the company's full year reported pre-tax earnings.
We benefited greatly from positive credit leverage, as asset quality continued its strong improvement during the year. However, core pre-tax pre-provision earnings adjusted for the FHLB prepayment fee increased just under 4% on a year-over-year basis.
While net loan growth was modest at 1% for the full year, due to managed run-off in the commercial real estate and construction LAD books, commercial and industrial loans increased by a healthy 8% for the year. Our three year compound annual growth rate in C&I loans is 21% and this segment now represents 49% of total portfolio loans.

On a year-over-year basis, the company's core net interest margin declined a modest 2 basis points, as we continue to improve our funding cost, while maintaining our pricing discipline on the loan front. Goodman will give you some market color on loan pricing in a minute.
Total non-interest income increased 13% year-over-year, net of the change in FDIC loss share receivable and the effect of the branch sale gains. Strong improvements were shown in service charges on deposit accounts and state tax credit activity, which increased 20% and 13% respectively.
Total operating expenses, excluding one-time prepayment penalty, increased 2.7% over the prior year and did not include the full year effects of the closure and/or sale of six of our 21 branches, as we completed our branch rationalization plan in the Kansas City and Arizona markets.
We completed the conversion of $20 million in trust preferred securities to common equity in the third quarter, and that coupled with strong earnings increased the company's tangible common equity ratio to 7.78%, well beyond our scheduled target of 7% for the year. For the full year, the company's tangible common equity per share increased a healthy 20.6%, all in a solid year of performance in our view and one that positions us well to continue to take advantage of opportunities to enhance our growth strategies.
I'd like to turn it over now to Scott, to give you a little market color. Scott?
Scott Goodman
Thank you, Peter. In general, growth was driven by continued momentum from our C&I related businesses and moderating pay-off activity, primarily on commercial real estate related credits. Originations were solid for the quarter at levels above our average for 2013.
On a market basis, we experienced growth, both in St. Louis and Kansas City markets, with level performance in Arizona. St. Louis growth was centered around C&I and bolstered by good activity in our tax credit lending, life insurance premium finance and asset based lending niches. Kansas City showed modest growth in both C&I and commercial real estate with a number of new relationships coming from expansion of our enterprise value lending or EVL niche in that market.
As a reminder, EVL is our leverage lending senior debt offering to private equity sponsors, focused on mid-sized operating businesses. Also of note, in Kansas City we successfully recruited three new experienced C&I relationship managers in the quarter, all of them came from different local competitors. Arizona posted decent origination activity in the quarter, but experienced a couple of larger pay-offs resulting from aggressive fixed rate competition on commercial real estate.
Based on our current 90-day funding pipeline, originations appear to be steady, complemented by moderating levels of pay-offs on commercial real estate loans. The pipeline shows particular momentum in the EVL and life insurance premium finance lines of business.

The competitive environment in all of our markets is showing elevated levels of activity and continued emphasis on low rates. In Kansas City, the downward trending rate pressure has eased somewhat, but remains at low levels and with more banks willing to participate at these levels. In St. Louis, we're also seeing higher levels of activity, as the larger regionals appear to be moving down market and leading with price.
On the fee side of our business, we have experienced strong performance with our core revenue up roughly 18% for the year. Service charges improved significantly, backed in growth from treasury management, our new relationships and increased emphasis on cross-sell.
Execution of our cross-selling is a focus for our sales teams. This is bolstered by the expansion of our fee business offerings, including the mortgage acquisition of Gorman and Gorman and the build-out of our current services offerings. This is further supported through better execution provided by implementation of the salesforce.com, CRM system.
Mortgage volumes have declined relative to market conditions in general, but leveled off at the end of the fourth quarter. The priority for 2013 was positioning and integration of the Gorman and Gorman acquisition. As we move forward, our plans for mortgage included a rationalization of the expense base and a focus on leveraging mortgage opportunities within our existing commercial and consumer client base.
We will be opportunistic in recruiting experienced mortgage loan officers, as they look for more stable environment. Our tax credit brokerage business remains solid with strong demand and stable margins.
And now, I'd like to hand it over to our CFO, Keene Turner, for a financial review.
Keene Turner
Thank you, Scott, and good afternoon. I am excited to be here today to highlight our full year and fourth quarter 2013 results. As you heard from Peter, 2013 was a record for Enterprise, as we reported $1.73 of earnings per diluted common share, a 26% increase in earnings per share and a 32% increase in net income available to common shareholders compared to fiscal 2012.
Before I take you through the full year's results, I will highlight two transactions, which impacted our full year and fourth quarter 2013 results, executed to better position us for 2014 and beyond. We repaid $30 million of borrowings from the Federal Home Loan Bank of Des Moines on December 30, 2013, prior to the scheduled maturity date. These advances had a weighted average interest rate of 4.09% and maturity of approximately three years. We incurred a $2.6 million pre-tax expense or $0.08 per diluted share during the fourth quarter. This prepayment was executed as part of our ongoing effort to manage interest rate risk and is expected to mitigate continued pressure on core net interest income. The prepayment penalty will be earned back by lower borrowing cost over the next three years.

Additionally, we completed the sale and exit of certain branches in our Kansas City market that were determined not to fit our long-term growth strategy within the market. Approximately $90 million of deposits and $8 million of loans were sold as part of this transaction, and we recognized a gain in other non-interest income of approximately $1 million in the fourth quarter.
Additionally, expenses were required to be accelerated with the exit of certain branches that were not able to be sold. These expenses were approximately the same amount of the gain recognized, and were recorded during the fourth quarter in other non-interest expense. Despite these transactions, we remain focused on growing our presence in Kansas City and we expect to open a new branch location during the first quarter of 2014.
Now to our full discussion of financial results. Earnings per share for the fourth quarter was $0.18. Net income on a core basis increased to $25.7 million or 13% on annualized basis, while net interest margin maintained at 3.54%.
Net interest income and margin were maintained from improvements in asset mix, as portfolio loans grew by $26 million and we continue to further reduce the overall cost of our deposits and funding. The fourth quarter annualized loan growth of 5% continues to build on the progress we made during the third quarter and repeated our growth of portfolio loans in the mid-single digit.
Additionally, we continue to benefit from the full effect of the third quarter conversion of subordinated debentures to common equity, maturing Federal Home Loan Bank advances and other reductions of wholesale funds. Seasonal deposit inflows of 14% on an annualized basis during the quarter facilitated the wholesale borrowing reduction alongside the sale of Kansas City branches previously discussed.
Total deposit cost decreased 2 basis points to 42 basis points for the fourth quarter and the overall funding improved another 6 basis points to 73 basis points. As demonstrated by our actions, we continue to be focused on managing the cost of our funding down to maintain margins, while also positioning the balance sheet to support growth.
Our financial performance continues to be favorably impacted by asset covered under FDIC loss share agreements. In our release, we began referring to these assets as purchase credit impaired or PCI loans in light of the fact the FDIC loss share agreement will expire over time beginning with our first acquisition in December of 2014.
Fourth quarter pre-tax net revenue was strong at $2.9 million and brings the contribution for 2013 to $23 million. The fourth quarter results demonstrated that a continued decrease in the balance of purchase credit impaired loans combined with the volatility associated with accounting for the related components of loss sharing agreement can lead to variability.

To be more specific, the yield on PCI loans remain stable during the linked quarter at 26%. However, balances declined $20 million during the fourth quarter to $125 million and we wrote-off $1.7 million of additional FDIC loss share receivable compared to the third quarter.
This performance reinforces my comments from our last earnings call, as we approach the expiration of loss sharing arrangements with the FDIC and the underlying balances of PCI loans continue to decline, the results on a quarterly basis will be uneven.
However, PCI loans and covered asset continue to perform significantly better than expected at the time of acquisition and we expect material contribution to our financial results in 2014, despite the volatility. We estimate the average balance of PCI loans will be $108 million for 2014 and by comparison the average balance for 2013 was a $169 million.
As we look forward, we continue to focus our efforts on improving the contribution of pre-tax earnings on a core basis. For 2013, reported pre-tax income was $50 million and our earnings excluding covered assets was approximately $35 million. That's an increase of 30% from $27 million during 2012.
The proportion of these core earnings and our reported pre-tax earnings increased to 70% for 2013 as compared to 63% for the prior year. Given the significant contribution from covered assets, we are pleased with the progress we made during 2013. A major driver of the favorable progress in core contribution during 2013 was the substantial improvement of credit quality during the year.
Net charge-offs for 2013 declined 48% to $6.4 million or 30 basis points of average portfolio loans, the lowest level we've seen since 2008. Despite an overall negative provision for loan losses during 2013, the allowance covered non-performing loans by a 131% at December 31. The coverage further demonstrated the tremendous progress we made during the year on the credit front as non-performing loans declined by 46% and were less than 1% of outstanding portfolio loan at the end of the year.
Fourth quarter core bank pre-tax earnings totaled $3.5 million, a decrease compared to $10.4 million for the third quarter of 2013, with a 70% increase over the fourth quarter 2012 results. The fourth quarter of 2013 results included a $2.5 million provision for loan losses compared to the $0.7 million benefit in the linked-quarter and was generally in line with charge-off and loan growth experienced during the quarter.
Also, the quarter included additional expenses associated with the previously discussed repayment of Federal Home Loan Bank advances of $2.6 million, branch sale expenses of approximately $1 million and an uptick in compensation-related expenses for the achievement of certain short and long-term incentives, which were not thought to the previously achievable.
Going forward, we expect to return to our previous run rate of non-interest expenses. We remain focused on actively managing and monitoring expenses as we execute our strategy. As such, growing the pre-tax earning of the core bank remains our highest priority. However, as I previously mentioned, we still expect covered assets to favorably contribute to 2014 earnings and we have teams in place dedicated to maximizing the earnings of these assets as they are a catalyst for our plans for growth.
Capital levels were greatly enhanced during 2013, as a result of our strong earnings and conversion of subordinated debentures to common equity. Tangible common equity to tangible asset increased the 176 basis points to 7.78% at December 31, and our Tier 1 common ratio expanded by 238 basis points to 10.08% to end the year.
Our 2013 earnings resulted in a 13% return on average common equity and were in excess of 1% on return of average assets. We are proud of 2013 earnings performance and are equally pleased with the progress we made to enhance our capital position and improve our credit quality metrics. We believe that our efforts to align these important components from our financial position at the end of 2013 bode well for our future growth plans.
Thank you again for joining us today. And at this we'll open the line for any questions.
Question-and-Answer Session
Operator
(Operator Instructions) And we'll now go to Chris McGratty from KBW.
Chris McGratty - KBW
Peter, one of your competitors last night wrote down their IA, given the expected shorter life and the better performance in the credit book. Can you remind us of the size of the indemnification asset? And how you guys are thinking about that asset with the upcoming loss share?
Keene Turner
The indemnification asset is about $34 million at the end of the year and we continue to make our estimates as they progress for each of the deals. One of the loss share agreement is expiring at the end of the year, as we noted, and we continue to make estimates about the losses on the loans and the amount we're going to receive from the FDIC and we continue to make adjustments where necessary.
Chris McGratty - KBW
So if I interpret those comments, does that mean you feel comfortable with the likelihood that you won't have to write it down some time this year?

Keene Turner
Well, I think the answer is that you've continued to see us making progress and writing that down as we reflect our estimates. So at December 31, 2012, there was a $50 million IA and now we're down to $34 million. So there is some level that as we continue to improve the performance that it's written down in the net revenues that you see in our summary table. So yes, we continue to look at it every quarter and make progress and then adjust it downward to net reserves.
Chris McGratty - KBW
In terms of the core margin, and how it's been incredibly stable and the actions you've taken to kind of take out some of the expenses funding. Can you help us on expectations for core margin in 2014? And kind of how should we be thinking about the size of the investor portfolio in the loan growth expectations, kind of putting it together?
Peter Benoist
Why don't we take that in pieces. Scott comments as it relates to local competition. It really is margin pressure is coming from loan pricing. So I think in that context our expectation is that it will little continue. We don't think it will lessen dramatically this year. So we see modest compression in core margin in '14. Having said that, in terms of loan volume, I'll let Scott comment, he talked about the pipeline, I think we're very encouraged, but you might want to say more about that.
Scott Goodman
Yes, I think our origination activity is steady, particularly in the EVL and life insurance premium niches, I think we feel good about that. I think we feel good about bringing three new RMs onboard in Kansas City, which will give us some new prospects, particularly C&I business in Kansas City.
And I think we feel pretty good about protecting our existing base. We've been very successful in doing that. So the other piece is the pay-offs, and as I mentioned, we've really seen that moderate. We've really taken a deep dive into the portfolio on a loan-by-loan basis, I and try to be proactive where we felt that was necessary.
Keene Turner
And on the investment portfolio, I'd say we expect to keep it around the same size on a percentage of assets. I wouldn't expect it to let it decline meaningfully, and nor do we have any plans to increase it meaningfully.
Chris McGratty - KBW
So it sounds like the pipelines are good from the loan perspective, pay-offs maybe less, so net portfolio growth might be a little bit stronger in '14, than '13, is that fair?

Peter Benoist
I think that's fair.
Operator
We'll now go to Jeff Rulis from D.A. Davidson.
Jeff Rulis - D.A. Davidson
A question on the wealth management, it's down year-over-year, so some of the removal of the locations in Arizona, is that likely the fact that that why it was down?
Peter Benoist
I think a component was Arizona. We've done some thinning here in St. Louis in terms of unprofitable accounts. You noticed a big drop in assets under administration, and that related to a single large custody account that rolled out in the fourth quarter. It was basically a consolidation of a number of accounts of various institutions, one of which being ours. It had a big impact on the asset base. It did not have a big impact on the revenue base, because it was a custody account.
Jeff Rulis - D.A. Davidson
So going forward, I guess if you look at '14, do you look to I guess build revenues or is it just a lower expense base or a bit of both?
Peter Benoist
We're looking to build revenues. I think the fourth quarter was a good indication in terms of new business. We feel pretty good about that. So we are looking to build revenues.
Jeff Rulis - D.A. Davidson
And then, I guess just on the provision side, there was a couple of construction loans added. Does that just drive the elevated provision? I mean elsewhere you had some OREO gains and some other movement, maybe just a general comment on the credit as it relates to the provision?
Stephen Marsh
This is Steve Marsh. The credit quality, we did see continued improvement in the fourth quarter and we expect there's not to be a lot of room for further improvement, so I think the provision level and the allowance levels are kind of what we're expecting in 2014. The non-performers that were added were real estate loans. They were previously identified as a problem credit, so they didn't come as a surprise.
Jeff Rulis - D.A. Davidson
And then one quick last one, on the tax rate, do you expect that to normalize in Q1 back in the 34-ish range?

Keene Turner
Yes, absolutely. We expect that our full year rate at right around 35% in 2013 would be; how we think about it going forward.
Operator
And we'll now move to Andrew Liesch from Sandler O'Neill.
Andrew Liesch - Sandler O'Neill
Just a one question from me, and it kind of just revolves around the commercial real estate that you have in Kansas City, because I know that it was coming down or it was tougher to keep some of those clients, but now it sounds like maybe that the portfolio is moderating in general, I was kind of curious, what's been going on in Kansas City? Are these clients that you're comfortable keeping or they're just able to compete better now?
Scott Goodman
I think we feel good about the clients that we have in Kansas City in the real estate portfolio. I do think a number of the ones that paid off last year were problems related to problem credits. Much of our growth there was C&I in the quarter. So we continue to emphasize on that, but relative to the pay-offs I think feel real good.
Operator
And we'll move to Brian Martin from FIG Partners.
Brian Martin - FIG Partners
The new Relationship Managers you guys brought on board in Kansas City, are those currently reflected in fourth quarter numbers or will they be in the first quarter in 2014 event to the P&L?
Scott Goodman
Brian, we added them pretty much in the fourth quarter. So there really isn't production relating to those RMs in '13. There is a Senior VP and two VPs, so we feel like we're positioning them over a period of time to bring some business over and have some impact at some point during the year.
Brian Martin - FIG Partners
And then, Peter talked about I guess the pricing kind of being the key driver on the margin, just trying to reconcile if there is still pricing pressure, but it looks like you've seen some stabilization on the loan yields, and then if you could just give a little color surrounding that?

Scott Goodman
I think pricing, I think we've mentioned in the past that we've tried not to play the rate game on commercial real estate and that was a number of the pay-offs that you've seen in the past. We've replaced that I think with growth in some of our niches, which tend to have higher pricing, EVL being a good example. I think we've also been able to protect the base on pricing with a good number of our relationships, our smaller operating businesses, and those are very relationship-oriented and haven't seen the pricing pressures that we've seen from some of the larger mid-market deals.
Brian Martin - FIG Partners
And I guess, maybe just one last thought was the Gorman and Gorman, just can you talk about rationalizing some of the expenses. I mean how do you characterize the expenses today in that business unit?
Scott Goodman
Yes, I think we saw towards the end of the fourth quarter that it really stabilized. So I think the rationalization comes with that run rate. I think we're still in a position for the business obviously to grow relative to the opportunity we feel there isn't a existing portfolio, given that's really been a reactive strategy for us in the past. So I think the idea would be to downsize expenses to a point where we still can be productive in the business relative to the existing clients.
Brian Martin - FIG Partners
And last I have was just the covered portfolio, Keene, I thought you gave for the balance, what you're projecting for 2014, if you gave, that I thought you did?
Keene Turner
I did. It's a $108 million that we're projecting on average for the year.
Brian Martin - FIG Partners
And that's for the full year?
Keene Turner
Yes.
Operator
And we will take a follow-up question from Chris McGratty from KBW.
Chris McGratty - KBW
Peter, just a follow-up on capital. Given where you sit today, is there any contemplation that 2014 you guys might entertain a bank acquisition?

Peter Benoist
Obviously, our focus is on talent acquisition and that's what we've been doing. That's our preferred option. I would say, we've gotten a little more focused on the potential for an acquisition. We're doing some work around that. And I'll just say what I've said before, I think the drivers for us here are, really can we find a circumstance where we could advance some strategic objectives that would be important to us and also find an opportunity that adds franchise value as opposed to just adding assets. So we are doing a lot of work around it. There is nothing in the hopper, but I think we need to keep our eyes open and we need to be aware and that's what we're doing.
Operator
And it appears there are no further questions. So I will turn the conference back over to our presenters for any additional or closing remark.
Peter Benoist
I don't have anything to add other than to thank you all for being with us and thank you for your interest in EFSC and we will look forward to seeing you at the end of the first quarter. Appreciate it. Thank you.
Operator
This concludes today's presentation. Thank you for your participation.